Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vodafone Group Plc of our report dated February 22, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on January 1, 2006) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in the Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2007.

/s/ Deloitte & Touche LLP

New York, New York
March 7, 2008